Exhibit 10.7(c)
ManpowerGroup Inc.
100 Manpower Place
Milwaukee, Wisconsin 53212

February 11, 2015
Mr. Jeffrey A. Joerres
Executive Chairman
c/o ManpowerGroup Inc.
100 Manpower Place
Milwaukee, Wisconsin 53212
Jeff:
Please refer to our letter agreement dated and accepted by you on February 20, 2014, as amended on May 1, 2014 (the “Compensation Agreement”) regarding your compensation and benefits. Effective as of February 10, 2015, we have agreed to amend the Compensation Agreement as follows:
1.    The first sentence of Paragraph 2 shall be amended to read:
“You will be paid a base salary for your services from the date hereof, and during the remainder of the Term at the rate of Nine Hundred Thousand Dollars ($900,000) per year, as may be increased from time to time by the Corporation.”
The capitalized terms used above which are not otherwise defined in this letter will have the meanings assigned to them in the Compensation Agreement. Except as modified by this letter, the Compensation Agreement will remain in full force and effect.
Please confirm your agreement with the foregoing by signing and returning to the Corporation a copy of this letter.
MANPOWERGROUP INC.

By: /s/ Richard Buchband
     Richard Buchband
    Senior Vice President, General Counsel and Secretary

Agreed as of the 11th day of February, 2015

By: /s/ Jeffrey A. Joerres
Jeffrey A. Joerres